Stock Option Exchange Program June 14, 2004

Agenda For Today Eligibility How Does It Work? Promotion Stock Options Annual Performance Stock Options Excel Tool Timeline

You are eligible to participate if . . . You have stock options priced at $35.00 or above You are an active HGS employee from now through the date the replacement options are granted You have not received any stock options since December 13, 2003

How It Works If you decide to participate, you will identify which option grants you choose to exchange, fill out the Election Form, and submit the form to Dawn Yager in Human Resources by July 12, 2004 You will receive an e-mail confirming that HR received your Election Form Your tendered options will be cancelled on July 13, 2004 Promptly after cancellation, you will receive a Rights Letter informing you that we have accepted your tendered options Six months and one day from the cancellation date, replacement options will be granted, priced at the NASDAQ market close on that date You will receive notification of your new grant

The Exchange Eligible Options Exercise Price Eligible Options Exercise Price Exchange Ratio Greater than or equal to Less than or equal to Exchange Ratio $35.00 $45.00 2.00 to 1 $45.01 $55.00 2.375 to 1 $55.01 $65.00 2.75 to 1 $65.01 $75.00 3.125 to 1 $75.01 3.5 to 1

Example My Stock Option Grants: Options Price Eligible 500 $37.00 Yes 1,000 $54.00 Yes 1,500 $23.00 No For my grant of 500 options, my new grant will be for (500 options / 2.00 exchange ratio) = 250 options For my grant of 1,000 options, my new grant will be for (1,000 options / 2.375 exchange ratio) = 421 options If the options are cancelled on July 13, the effective date of my new grant(s) will be January 14, 2005, and the price will be the NASDAQ closing price on that date.

Things to Remember If you decide to exchange options, you must exchange all of the outstanding options within that particular grant All Election Forms must be submitted prior to midnight on July 12, 2004, or it will be assumed that you chose not to participate You must be an active employee when the replacement grant is made in order to receive your replacement options If you change your mind and choose to withdraw your tendered options, you can do so by using the Withdrawal Form, but it must be submitted prior to midnight on July 12, 2004

Vesting and Expiration Two year vesting ? 1/4th of the shares vest six months after the new options are granted ? 1/24th of the shares vest monthly thereafter until fully vested This is the vesting schedule, regardless of whether the tendered options were partially or fully vested The replacement grant(s) will expire on the same date the tendered option award(s) would have expired Vesting and exercise rights are contingent upon continued employment

Promotion Stock Options If you participate in this offer and receive a promotion between June 14 and January 2005, no promotion stock options will be granted until after January 14, 2005 If you have received promotion stock options since December 13, 2003, you have a choice. You can either: ? Do nothing, and you will remain ineligible for the exchange offer ? Participate in this offer and agree to the cancellation of your promotion options If you choose the second option, HGS cannot guarantee that your promotion options will be replaced. No communication regarding these promotion options will be made until after January 14, 2005.

Annual Performance Stock Options Annual Performance Stock Options have historically been granted in mid-December Due to the six months and one day rule for accounting, this will not be feasible in 2004 No Annual Performance Stock Option awards will be granted prior to January 14, 2005 We expect to return to the regular schedule for year end 2005

Timeline June 14, 2004 Announcement of Exchange Program Week of June 14, 2004 Employee Briefings begin July 12, 2004 Deadline for participation July 13, 2004 Tendered options are cancelled July 16, 2004 Rights Letters sent out to employees whose tendered options have been accepted January 14, 2005 Replacement options are granted (assuming cancellation date of July 13 does not change)